Exhibit 99

              Walter Industries Board Increases Quarterly Dividend

    TAMPA, Fla., Oct. 21 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that its Board of Directors has increased its quarterly dividend to 4 cents per common share, payable December 10, 2004, to shareholders of record on November 12, 2004. The dividend represents an increase of 33% over the previous quarterly dividend of 3 cents per share.

    "This increase in our dividend is consistent with our objective to increase shareholder value and reflects the board's confidence in the Company's business prospects," said Chairman and Chief Executive Officer Don DeFosset.


    Walter Industries, Inc. is a diversified company with annual revenues of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people.


    For more information, please call Joe Troy, Senior Vice President - Financial Services at Walter Industries, at (813) 871-4404 or visit the Company's web site at http://www.walterind.com .

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c )